Exhibit 3

PRIVATE AND CONFIDENTIAL

September 21, 2025

HCI Grove, LLC

807 West Ave.

Austin, TX 78701 __________________

Attention: Ross Berman

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is made and entered into as of September 21, 2025, by and among Grove Collaborative Holdings, Inc. (together with its subsidiaries, the “Company”), on the one hand, and HCI Grove, LLC, a Delaware limited liability company, and HCI Grove Management, LLC, a Delaware limited liability company(the foregoing, collectively, the “Investor Group” or “you”), on the other hand. The Company and the Investor Group are herein referred to as a “party” and collectively, the “parties.”

Whereas, on July 8, 2025 (the “Filing Date”), certain members of the Investor Group filed a Schedule 13D with the SEC (as amended, the “Schedule 13D”); and

Whereas, the Board of Directors of the Company (the “Board”) has determined to establish a working group (the “Working Group”) comprised of certain representatives of the Company and the Investor Group to facilitate the identification and pursuit of avenues for unlocking greater value for the Company, including through operational and strategic initiatives as further provided in this Agreement, the progress of which will be periodically reported back to the Board by the Company representatives (the “Purpose”).

Now, Therefore, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.      Proprietary Information; Other Defined Terms.

(a)  All non-public information regarding the Company, its business, customers, suppliers and actual or potential strategic partners that is or was furnished after the Filing Date by the Company or any of its Representatives (as defined below), including, without limitation, trade secrets, intellectual property, data files, business plans, operating plans, financial projections, commercial information, manufacturing data and information and potential strategic transactions and opportunities available to the Company, whether or not marked as confidential, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by you or any of your Representatives to the extent that they contain, reference, reflect or are based upon, in whole or in part, any such information so furnished to you or any of your Representatives pursuant hereto (such notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials are referred to herein as “Derivative Materials”), in connection with the Purpose is referred to herein as “Proprietary Information”. Proprietary Information does not include, however, information that (i) was or becomes available to you on a non-confidential basis, from a source other than the Company or any of its Representatives, provided that such other source is not known by you or any of your Representatives to be bound by a confidentiality obligation to the Company, (ii) was or becomes generally available to and known by the public (other than as a result of a disclosure by you or any of your Representatives in violation of this Agreement), (iii) was in your or any of your Representatives’ possession prior to its disclosure to you by the Company or its Representatives and not known by you to be subject to a confidentiality obligation in favor of the Company, or (iv)  was independently developed by you or any of your Representatives without reference to or reliance upon, any Proprietary Information. Further, the Company acknowledges and agrees that neither this Agreement, nor any term or provision contained herein, constitutes Proprietary Information. To the extent that any Proprietary Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and the Company understand and agree that you and the Company have a commonality of interest with respect to such matters, and it is the mutual desire, intention and understanding of you and the Company that the sharing of such materials is not intended to, and shall not, waive or diminish in any way the confidentiality of such materials or their continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.

(b)  For purposes of this Agreement, references herein to “you” and/or your “Representatives” shall include only you and your controlled affiliates, officers, directors, managers, members, general partners, employees, accountants, legal counsel, financial advisors, financing sources and consultants, and “Representatives” in respect of the Company shall mean its officers, directors, general partners, employees, investment bankers, financial advisors, accountants, legal counsel, consultants and other agents and representatives. As used in this Agreement, (i) the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, limited liability company, partnership, joint venture, trust, other entity or individual and (ii) the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.      Use of Proprietary Information and Confidentiality. Except (i) as otherwise expressly permitted under this Agreement, (ii) as otherwise expressly agreed to in writing by the Company, (iii) as required by applicable law, regulation, stock exchange rule or other market or reporting system or required or requested by a competent court or governmental, administrative or regulatory body or authority (including, without limitation, by means of legal, judicial, regulatory or administrative process (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) so long as such disclosure or requirement did not arise by discretionary acts by you or any of your Representatives (other than acts by you in the ordinary course of business that are not specifically related to your investment in the Company) and any such disclosure is made only in accordance with Section 3 (“Legally Required”), as determined in good faith by you in consultation with outside legal counsel, and (iv) the disclosure of Proprietary Information to your Representatives who are advising or assisting you, or otherwise need Proprietary Information, in connection with the Purpose, monitoring, evaluating and/or managing your investment in the Company, and/or for implementing, enforcing and/or exercising rights and privileges under this Agreement (the foregoing clauses (i) through (iv), “Permitted Disclosures and Uses”), you shall, and shall instruct your Representatives who receive Proprietary Information to, keep all Proprietary Information confidential and not disclose any Proprietary Information to any person other than your Representatives who are participating in evaluating, negotiating or advising you with respect to any of the Permitted Disclosures and Uses (all of whom shall be specifically informed of the confidential nature of such Proprietary Information and that by receiving such Proprietary Information they are agreeing to be bound by the terms of this Agreement relating to the confidential treatment of such Proprietary Information) and (b) not use any Proprietary Information for any purpose other than any of the Permitted Disclosures and Uses.

3.      Legally Required Disclosure. In the event that you (or any of your Representatives) should be Legally Required to disclose any Proprietary Information, you shall, to the extent practicable and legally permissible and in advance of such disclosure, provide the Company with prompt written notice of such Legally Required disclosure. You also agree, to the extent legally permissible, to cooperate with the Company, if reasonably requested by the Company and at the Company’s sole cost and expense, to the extent it may seek to limit such disclosure. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, you are (or any of your Representatives is) (based on the advice of legal counsel) Legally Required to disclose any Proprietary Information, you or your Representative, as applicable, (a) will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that Proprietary Information (to the extent such assurance is available in respect of such Legally Required disclosure) and (b) may disclose, without liability hereunder, such portion of the Proprietary Information that, according to the advice of your counsel (which may include internal counsel), is Legally Required to be disclosed (the “Public Disclosure”); provided, however, that, prior to such disclosure, you shall have (i) provided the Company with the text of the Public Disclosure as far in advance of its disclosure as is practicable and (ii) considered in good faith the Company’s suggestions concerning the scope and nature of the information to be contained in the Public Disclosure. Without limiting the foregoing, the Company acknowledges that you and certain of your Representatives are required to make filings under Section 13(d) of the Securities Exchange Act of 1934, as amended, and that nothing in this Agreement shall be deemed to limit the ability of you or your Representatives and/or any of their respective affiliates from complying with their obligations under such provisions (or any rule or regulation promulgated thereunder) or from making such disclosures as the Representatives, in consultation with their legal counsel, determine in good faith are required by Section 13(d) under the Exchange Act, the rules and regulations promulgated thereunder and the formal and informal guidance of the SEC (collectively, the “13D Regulations”); provided, however, that, prior to making any Public Disclosure of Proprietary Information under the 13D Regulations, you shall (i) use commercially reasonable efforts to provide the Company with a draft of such Public Disclosure (to the extent it contains or reflects Proprietary Information) as far in advance of its disclosure as is practicable and (ii) consider in good faith the Company’s suggestions concerning the scope and nature of the information to be contained in the Public Disclosure to the extent such suggestions are furnished to you on a timely basis. Notwithstanding anything herein to the contrary, you and your Representatives shall not be required to notify the Company if disclosure of Proprietary Information or Derivative Materials is made to a federal or state regulatory agency, self-regulatory organization or similar authority in the course of such authority’s routine general examinations or inspections that are not focused specifically on matters related to the Company.

4.      Responsibility of Representatives. You will be responsible for any breach of this Agreement by you and any breach of this Agreement by and of your Representative and by any other person to whom you disclose any Proprietary Information, whether or not such disclosure is permitted hereunder, assuming such Representatives or other persons were parties hereto and had your obligations hereunder.

5.      Material Non-Public Information. You are aware, and will advise your Representatives to whom any Proprietary Information is disclosed, that U.S. federal securities laws restrict the purchase and sale of securities (including entering into hedge transactions involving such securities) by persons who possess material non-public information relating to the issuer of such securities, and also the communication of such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. You further acknowledge that you and your Representatives are responsible for your own compliance with applicable securities laws, including with respect to any applicable restrictions on trading. The Company represents, warrants, covenants and agrees that, from and after the earlier of (A) the date you provide to the Company written notice (the “Investor Notice”) that you no longer wish to receive Proprietary Information (the “Investor Notice”) and (B) the Working Group Termination Date (as defined below) (such earlier date, the “Cut-Off Date”),the Company shall not, and shall cause its Representatives not to, disclose to you or any of your Representatives any Proprietary Information or other information that, at the time of disclosure contains or reflects material non-public information regarding the Company, its affiliates or any other person or otherwise contains or reflects any information that may restrict you or your Representatives from trading in any securities of the Company or any other person, without your prior written consent (which consent shall be revocable at any time by written notice given by you to the Company); provided, however, the occurrence of the Cut-Off Date will not absolve you or your Representatives from your compliance with applicable securities laws, including with respect to any applicable restrictions on trading. If, at the Cut-Off Date you are in possession of material non-public information regarding the Company, at your request, the Company and you will meet and confer in good faith regarding the manner and timing for advising you of such time as such information no longer comprises material non-public information.

6.      No Representations Regarding Proprietary Information.

(a)  You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, on which you may rely as to the accuracy or completeness of the Proprietary Information for your purposes. You agree that neither the Company nor any of its Representatives shall have any liability whatsoever to you or any of your Representatives, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Proprietary Information or any errors therein or omissions therefrom.

(b)  Without limiting the generality of Section 6(a), the Proprietary Information may include certain statements, estimates and projections with respect to the Company’s anticipated future performance and outcomes. Such statements, estimates and projections reflect various assumptions made by the Company, which assumptions may or may not prove to be correct, and are subject to various risks and uncertainties. No representations, warranties or assurances are made by the Company or any of its Representatives as to such assumptions, statements, estimates or projections, and you hereby waive any claims in respect thereof.

7.      Return or Destruction of Proprietary Information. Following the termination of this Agreement, you shall (and shall instruct your Representatives and any other person to whom you have disclosed any Proprietary Information, whether or not such disclosure was permitted hereunder, to) promptly (and in any event within five business days) either (at your option) return to the Company or destroy (and certify in writing to the Company by an authorized officer supervising such destruction) all copies or other reproductions of Proprietary Information, other than any Derivative Materials, in your possession or the possession of any of your Representatives or any other person to whom you have disclosed any Proprietary Information, whether or not such disclosure was permitted hereunder, and shall not retain any copies or other reproductions, in whole or in part, of such materials except to the extent provided in the last sentence of this Section 7. You shall destroy all Derivative Materials (including, without limitation, expunging all such Derivative Materials from any computer, word processor or other device containing such information), and such destruction will be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the return or destruction of Proprietary Information required by this Section 7, you and your Representatives shall continue to be bound by all duties and obligations hereunder in accordance with the terms hereof. Notwithstanding anything to the contrary contained in this Section 7, you and your Representatives may retain (a) copies of Proprietary Information and Derivative Materials to the extent necessary to comply with applicable legal or regulatory requirements or internal compliance policies and (b) Proprietary Information and Derivative Materials in internally generated files, back-up drives, disaster recovery systems or similar electronic media so long as such files, back-up drives and media are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency planning or business continuity planning purposes and shall remain confidential, subject to the terms of this Agreement, for as long as such Proprietary Information and Derivative Materials are retained.

8.      Ownership of Proprietary Information. You agree that the Company is and shall remain the exclusive owner of the Proprietary Information and all patent, copyright, trade secret, trademark, domain name and other intellectual property rights therein. No license or conveyance of any such rights or any portions thereof to you or any of your Representatives is granted or implied under this Agreement

9.      Standstill.  Prior to the Termination Date (as defined below), except as otherwise provided in this Agreement, without the prior written consent of the Board, the members of the Investor Group shall not, and shall instruct their Representatives, not to, directly or indirectly (in each case, except as permitted by this Agreement):

(a)  (i) acquire, offer or agree to acquire, or acquire rights to acquire (except, in each case, by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally or a reduction of the number of shares of Common Stock (as defined below) outstanding), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, 9.99% or more than of the then-outstanding shares of the Company’s common stock (the “Common Stock”) in the aggregate (the “Ownership Cap”); provided, however, that the Board may increase the Ownership Cap by an affirmative vote of a majority of the Board; or (ii) sell or otherwise transfer its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten public offerings, to any third party (i.e., a Person other than a party to this Agreement, any officer or director of the Company or any Affiliate of the foregoing) that, to the Investor Group’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any filing by the Company with the SEC and any filing made under the 13D Regulations with respect to the securities of the Company), would result in such third party, together with its Affiliates, owning, controlling or otherwise beneficially owning more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial ownership interest of any third party who, together with its Affiliates (as such term is defined under Rule 12b-2 promulgated by the SEC under the Exchange Act), has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(b)  (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at, or make or be the proponent of any stockholder proposal to be considered at, any annual or special meeting of stockholders of the Company, or to be acted upon by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof (each, a “Stockholder Meeting”) at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any stockholder proposal or any solicitation of proxies or consents in respect of, any election contest or removal contest, seeking the removal of any of the Company’s directors; or (iii) knowingly initiate, encourage or participate in any “withhold,” “against” or similar campaign with respect to the removal of any director of the Company at any Stockholder Meeting;

(c)  seek publicly, alone or in concert with others, to amend any provision of the Company’s certificate of incorporation or amended and restated bylaws;

(d)  demand an inspection of the Company’s books and records;

(e)  (i) make any public or private proposal with respect to or (ii) make any public statement or knowingly encourage, advise or assist any person to make any public proposal with respect to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, or (D) any Extraordinary Transaction (as defined below);

(f)   effect or seek to effect, offer or propose to effect, cause or participate in, or in any way knowingly assist, encourage or facilitate any unsolicited or hostile offer by any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses (collectively, an “Extraordinary Transaction”);

(g)  publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement;

(h)  take any action challenging the validity or enforceability of this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that (x) the restrictions in this Section 9 shall not prevent any members of the Investor Group from making (1) any statement required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought or any other Legally Required disclosure in accordance with Section 3 hereof or (2) any confidential communication to the Company that would not be reasonably expected to trigger public disclosure obligations for either party and (y) the restrictions in this Section 9 shall not restrict any member of the Investor Group (or any of their respective Affiliates) from tendering or exchanging shares, receiving payment or other consideration for shares or otherwise participating in any Extraordinary Transaction or from participating in any transaction that has been approved by the Board.

10.  Market Stand-Off Agreement. Each member of the Investor Group hereby agrees that it will not, without either the prior written consent of the Company or in a Permitted Disposition, prior to the earlier of the Anniversary Date (as defined below) and the first date following the date hereof that any officer or director Transfers any Company Common Stock or other securities in a transaction, other than a Permitted Disposition, that is required to be reported pursuant to Section 16 under the Exchange Act and the regulations promulgated thereunder, other than any Permitted Disposition, as defined below, (i) lend, offer, pledge, sell, contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company’s Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Company’s Common Stock (whether such shares or any such securities are then owned by the Investor Group or are thereafter acquired, the “Lock Up Securities”) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities (these actions, collectively, “Transfer”), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Company’s Common Stock or other securities, in cash, or otherwise. The restrictions set forth herein shall not apply to: (i) any Transfers to any stockholder, partner or member of, or owner of a similar equity interest in, the Investor Group (or member of the Investor Group), as the case may be, if, in any such case, such transfer is not for value, (ii) in the case of the Investor Group, any Transfer made in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the Investor Group’s share capital, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the Investor Group’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by this Agreement (iii) any tender or exchange of shares, receiving payment or other consideration for shares or otherwise participating in any Extraordinary Transaction or from participating in any such transaction that has been approved by the Board, (iv) in the case of any officer or director of the Company, to satisfy tax withholding obligations as a result of the exercise, vesting and/or settlement of equity awards granted by the Company, or (v) in an amount not exceeding the greater of 100,000 shares or 1% of the shares of the Company Common Stock or other equity securities held by such person on the date hereof in the aggregate (any of the foregoing clauses (i)-(v), a “Permitted Disposition”). Notwithstanding anything in this Agreement to the contrary, it is understood and acknowledged by the Company that no member of the Investor Group has been asked by the Company to agree, nor has any member of the Investor Group agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold any securities of the Company for any specified term following the Anniversary Date.

11.  Miscellaneous.

(a)  Prior to the six month anniversary of the date hereof (the “Anniversary Date” and, except to the extent extended in accordance with this Section 11, the “Termination Date”) without the prior written consent of the Company, the Investor Group shall not, nor shall it permit any of its Representatives to, issue any press release, make any public statement, or speak on the record or on background with the media about the Company’s current or former directors in their capacity as such, officers or employees (including with respect to such persons’ service at the other party), the Company’s subsidiaries, or the business of the Company’s subsidiaries or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the Company’s controlled Representatives, as applicable, provided, that if prior to date of the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”) any (A) stockholder of the Company (other than a then-serving executive officer or director of the Company) submits and has not withdrawn a nomination for the Board or a stockholder proposal or commences a withhold campaign with respect to any Company candidate for the Board, or (B) third party publicly seeks to undertake an Extraordinary Transaction without the approval of the Board (either (A) or (B), a “Trigger Event”), then the Termination Date will automatically be extended to the earlier of (i) the first business day after completion of the 2026 Annual Meeting and (ii) only in the event that no 2026 Annual Meeting has theretofore occurred, September 30, 2026. The Working Group shall be terminated on the date (the “Working Group Termination Date”) that is the earliest of (w) the date agreed by the parties hereto, (x) the date requested by the Company after the earlier of the Anniversary Date or the date it receives an Investor Notice, (y) the date requested by the Investor Group, and (z) September 30, 2026.

(b)  Prior to the Termination Date, except in the case of fraud, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement or any other contract or agreement to which the Company and any member of the Investor Group is a party and (b) counterclaims with respect to any proceeding initiated by, or on behalf of a party or its Representatives against the other party or its Representatives; provided, however, that the foregoing shall not prevent the any party from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such disclosure is in compliance with Section 3.

(c)  Each party acknowledges that irreparable damage would occur to the other party if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other party, without prejudice to any rights and remedies otherwise available, shall be entitled to seek equitable relief, including, without limitation, specific performance and injunction, in the event of any breach or threatened breach by the other party or any of its Representatives of the provisions of this Agreement without proof of actual damages. Neither party will oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Neither party will seek, nor will any party waive any requirement for, the securing or posting of a bond in connection with any other party seeking or obtaining such relief.

(d)  You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The Company’s waiver of any right, power or privilege hereunder, and the Company’s consent to any action that requires its consent hereunder, shall be effective only if given in writing by the Company.

(e)  If any provision contained in this Agreement or the application thereof to you, the Company or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, such invalid, illegal or unenforceable provision shall be replaced with one that most closely approximates the effect of such provision that is not invalid, illegal or unenforceable. Should a court refuse to so replace such provision, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

(f)   This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any assignment of this Agreement by you (including by operation of law) without the express prior written consent of the Company shall be void.

(g)  This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements, arrangements and understandings between the parties hereto with respect to the subject matter hereof, (ii) may be amended or modified only in a written instrument executed by the parties hereto, and (iii) shall, except as otherwise specifically set forth herein, terminate (automatically and without the need for further action by any party hereto) and be of no further force or effect eighteen months after the date hereof; provided, however, that the confidentiality provisions contained herein shall continue to apply to you so long as you or any of your Representatives retain copies of any Proprietary Information furnished prior to the Termination Date. Without limiting the generality of the preceding sentence, any “click-through” or similar confidentiality agreement entered into by a you or any of your Representatives in connection with accessing any electronic dataroom will have no force or effect, whether entered into before, on or after the date hereof.

(h)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE. Each party hereto irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the courts of the State of California and the United States of America, in each case located in the County of San Francisco, for such actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any such action, suit or proceeding except in such courts). Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of California and the United States of America, in each case in the County of San Francisco, and further waives the right to, and agrees not to, plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Service of any process, summons, notice or document by U.S. registered mail to your address set forth below or to the Company’s address set forth below shall be effective service of process for any action, suit or proceeding brought against you or the Company, as applicable, in any court of competent jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party has breached this Agreement, then such breaching party shall be liable for, and shall pay, the reasonable legal fees, costs and expenses that the non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

(i)    Any notice or other communication required or permitted under this Agreement shall be treated as having been given or delivered when (i) delivered personally or by overnight courier service (costs prepaid), (ii) sent by e-mail with confirmation of transmission by the transmitting equipment, or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case, subject to the preceding sentence, to the addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as such party may designate by a written notice delivered to the other party hereto). You also agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any Representative (other than the Company’s financial advisors and counsel), customer or supplier of the Company (or any of its affiliates), except with the express permission of the Company.

(j)    This Agreement also constitutes notice to you that the Company has engaged Sidley Austin LLP (“Sidley”) as its legal counsel in connection with this Agreement. Notwithstanding the fact that Sidley may have represented, and may currently represent, you and/or any of your Representatives with respect to matters unrelated to this Agreement, you hereby (i) consent to Sidley’s continued representation of the Company in connection with the this Agreement, (ii) waive any actual or alleged conflict that may arise from Sidley’s representation of the Company in connection with this Agreement, and (iii) agree that Sidley will be under no duty to disclose any confidential information of the Company to you. By entering into this Agreement, you hereby acknowledge that the Company and Sidley will be relying on your consent and waiver provided hereby. In addition, you hereby acknowledge that your consent and waiver under this Section 11(j) is voluntary and informed, and that you have obtained independent legal advice with respect to this consent and waiver. If you have any questions regarding this Section 11(j), please contact Martin Wellington at Sidley Austin LLP at (650) 565-7123 or at mwellington@sidley.com.

(k)  For the convenience of the parties, this Agreement may be executed by PDF, facsimile or other electronic means (including, without limitation, DocuSign, AdobeSign or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) and in counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one agreement binding on both parties hereto.

* * *

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours, GROVE COLLABORATIVE HOLDINGS, INC.
By: /s/ Scott Giesler
Name: Scott Giesler
Title: General Counsel

Address: 1301 Sansome St.
San Francisco, CA 94111

E-mail Address: legal@grove.co

Attention: General Counsel

Accepted and Agreed as of the date first written above:

HCI Grove LLC

By: /s/ Ross Berman

Name: Ross Berman

Title: Authorized Signatory

Address: 1720 Thatch Palm Dr

       Boca Raton, FL 33432

E-mail Address: ross@humanco.com

Attention: Ross Berman

HCI Grove Management LLC

By: /s/ Ross Berman

Name: Ross Berman

Title: Authorized Signatory

Address: 1720 Thatch Palm Dr

       Boca Raton, FL 33432

E-mail Address: ross@humanco.com

Attention: Ross Berman

ROSS BERMAN

By: /s/ Ross Berman

Name: Ross Berman

Address: 1720 Thatch Palm Dr

       Boca Raton, FL 33432

E-mail Address: ross@humanco.com

Attention: Ross Berman

JASON KARP

By: /s/ Jason Karp

Name: Jason Karp

Address: 900 Live Oak Circle

       West Lake Hills, TX 78746

E-mail Address: jason@humanco.com

Attention: Jason Karp